Vantage Drilling Company Reports Fourth Quarter 2012 Results

HOUSTON, TX--(MARKET WIRE)-February 15, 2013 -- Vantage Drilling Company ("Vantage" or the "Company") (NYSE Amex: VTG) reports a net loss for the three months ended December 31, 2012 of $11.5 million or ($0.04) per diluted share excluding approximately $122.1 million of charges for the early retirement of debt, as compared to a net loss of $9.3 million or ($0.03) per diluted share for the three months ended December 31, 2011. Including the charges for the early retirement of debt, the Company reports a net loss of $133.6 million or ($.45) per diluted share for the three months ended December 31, 2012.

Net loss for the fiscal year ended December 31, 2012 was $20.7 million or ($0.07) per share excluding approximately $124.6 million of charges for the early retirement of debt as compared to a loss of $54.8 million or ($.19) per share in the prior year period, excluding approximately $25.2 million of refinancing charges. Including the refinancing charges, Vantage reported a net loss $145.3 million or ($0.50) per diluted share for the year ended December 31, 2012 as compared to a net loss of $80.0 million or $(0.28) per diluted share for the year ended December 31, 2011.

Paul Bragg, Chairman and Chief Executive Officer, commented, "2012 was a year of significant achievement for Vantage as we grew our fleet with the acquisition of the Titanium Explorer and strengthened our balance sheet by refinancing nearly half of our high cost debt at significantly lower rates.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs and the ultra-deepwater drillship, the Platinum Explorer, as well as an additional ultra-deepwater drillship, the Tungsten Explorer, now under construction. Vantage's primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned and managed drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company's filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700

Vantage Drilling Company
Consolidated Statement of Operations
(In thousands, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Revenues
Contract drilling services	$ 113,696	$ 92,197	$ 423,897	$ 366,844
Management fees	1,961	3,228	6,605	13,727
Reimbursables	7,307	26,111	40,970	105,258
Total revenues	122,964	121,536	471,472	485,829
Operating costs and expenses
Operating costs	58,731	72,411	230,089	284,881
General and administrative	7,416	5,849	26,002	26,317
Depreciation	19,228	16,352	68,747	64,477
Total operating costs and expenses	85,375	94,612	324,838	375,675
Income from operations	37,589	26,924	146,634	110,154
Other income (expense)
Interest income	42	29	90	96
Interest expense and other financing charges	(44,600)	(36,931)	(149,118)	(154,897)
Loss on debt extinguishment	(122,071)	-	(124,599)	(25,196)
Other, net	(205)	(589)	595	1,324
Total other income (expense)	(166,834)	(37,491)	(273,032)	(178,673)
Loss before income taxes	(129,245)	(10,567)	(126,398)	(68,519)
Income tax provision (benefit)	4,365	(1,221)	18,906	11,432
Net loss	$ (133,610)	$ (9,346)	$ (145,304)	$ (79,951)

Loss per share
Basic	$ (0.45)	$ (0.03)	$ (0.50)	$ (0.28)
Diluted	$ (0.45)	$ (0.03)	$ (0.50)	$ (0.28)

Vantage Drilling Company
Consolidated Balance Sheet
(In thousands, except par value information)

	December 31,
	2012	2011
ASSETS
Current assets
Cash and cash equivalents	$ 502,726	$ 110,031
Restricted cash	3,515	7,028
Trade receivables	119,452	100,908
Inventory	37,944	24,376
Prepaid expenses and other current assets	25,208	16,909
Total current assets	688,845	259,252
Property and equipment
Property and equipment	2,893,837	1,913,596
Accumulated depreciation	(176,331)	(108,521)
Property and equipment, net	2,717,506	1,805,075
Other assets
Investment in joint venture	31,320	-
Other assets	92,536	58,173
Total other assets	123,856	58,173
Total assets	$ 3,530,207	$ 2,122,500

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 50,909	$ 46,362
Accrued liabilities	123,484	103,809
Current maturities of long-term debt	31,250	-
Total current liabilities	205,643	150,171
Long-term debt, net of discount of $11,940 and $38,572	2,710,559	1,246,428
Other long-term liabilities	45,520	29,755
Commitments and contingencies
Shareholders' equity
Preferred shares, $0.001 par value, 10,000 shares authorized; none issued or outstanding	-	-
Ordinary shares, $0.001 par value, 500,000 shares authorized; 299,647 and 291,241 shares issued and outstanding	299	291
Additional paid-in capital	878,137	860,502
Accumulated deficit	(309,951)	(164,647)
Total shareholders' equity	568,485	696,146
Total liabilities and shareholders' equity	$ 3,530,207	$ 2,122,500

Vantage Drilling Company
Consolidated Statement of Cash Flows
(In thousands)
	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$ (145,304)	$ (79,951)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation expense	68,747	64,477
Amortization of debt financing costs	16,930	8,653
Non-cash loss on debt extinguishment	9,546	3,532
Equity in loss of joint venture	49	-
Share-based compensation expense	7,073	5,946
Accretion of long-term debt	-	2,582
Amortization of debt discount (premium)	(3,828)	9,332
Deferred income tax expense (benefit)	3,785	(3,984)
Loss on disposal of assets	1,321	226
Changes in operating assets and liabilities:
Restricted cash	3,513	21,977
Trade receivables	(52,207)	(50,719)
Inventory	(13,568)	(4,616)
Prepaid expenses and other current assets	(9,724)	(1,549)
Other assets	318	(3,069)
Accounts payable	4,546	14,030
Accrued liabilities	(41,762)	29,006
Net cash provided by (used in) operating activities	(150,565)	15,873
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property and equipment	(874,117)	(144,800)
Investment in joint venture	(31,000)	-
Proceeds from sale of property and equipment	-	464
Net cash used in investing activities	(905,117)	(144,336)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of senior secured notes, net	1,987,000	240,750
Proceeds from issuance of term loan	490,000	-
Proceeds from the issuance of senior convertible notes	50,000	-
Repayment of long-term debt	(1,006,251)	(109,716)
Debt issuance costs	(72,372)	(12,983)
Net cash provided by financing activities	1,448,377	118,051
Net increase (decrease) in cash and cash equivalents	392,695	(10,412)
Cash and cash equivalents-beginning of year	110,031	120,443
Cash and cash equivalents-end of year	$ 502,726	$ 110,031